Exhibit 99.1
FOR FURTHER INFORMATION:
AT FIRST MERCURY FINANCIAL CORPORATION:
Edward A. LaFramboise
Vice President — Finance
(248) 213-0406
elaframboise@firstmercury.com
FOR IMMEDIATE RELEASE
MONDAY, MAY 3, 2010
FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2010 FINANCIAL RESULTS
SOUTHFIELD, MI — May 3, 2010 — First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the first quarter ended March 31, 2010.
Highlights for the first quarter 2010 include:
•	Gross written premium growth of 7.5 percent
•	Commission and fee income growth of 13.2 percent
•	Net investment income growth of 34.7 percent
•	Net income of $5.2 million, or $0.30 per diluted share
•	Operating net income of $6.1 million, or $0.35 per diluted share
•	Special dividend of $2.00 per share and fourth consecutive quarterly dividend of $0.025 per share
“We returned over $35 million to our shareholders through a special dividend and completed our restructuring initiatives during the quarter,” said Richard H. Smith, Chairman, President and Chief Executive Officer. “With these actions behind us, we believe we have adequate capital to support our growth strategy and have strengthened our position in the marketplace for an eventual turn in the property and casualty market cycle,” Smith concluded.
Written and Earned Premium
For the three months ended March 31, 2010, gross written premiums were $83.7 million, a 7.5 percent increase from the gross written premiums during the same period in 2009. There were $3.3 million of gross written premiums from assumed retroactive reinsurance transactions consummated during the three months ended March 31, 2010, which is included in “Other” in the gross written premiums exhibit in the Summary Financial Data table.
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Net earned premiums during the three months ended March 31, 2010 were $51.7 million, a 1.8 percent decrease from the same period of 2009. There were $3.3 million of net earned premiums from assumed retroactive reinsurance transactions consummated during the three months ended March 31, 2010.
Commissions and Fees
Commissions and fees during the three months ended March 31, 2010 were $7.8 million, a 13.2 percent increase from the same period of 2009. The increase for the three months ended March 31, 2010 compared to the same period of 2009 is primarily due to an increase in commissions and fees related to our insurance services business for the three months ended March 31, 2010.
Investments
The Company recorded $5.8 million of pretax net unrealized gains on its available for sale investment portfolio during the three months ended March 31, 2010. The investment portfolio’s taxable equivalent total return was 2.4 percent for the three months ended March 31, 2010.
Losses and Loss Adjustment Expenses
During the three months ended March 31, 2010, there was no development of prior years’ loss and loss adjustment expense reserves. For the three months ended March 31, 2009, there was $0.8 million of favorable development of prior years’ loss and loss adjustment expense reserves.
Capital Management
On August 20, 2009, the Company’s Board of Directors approved a new Share Repurchase Program to repurchase up to 1,000,000 shares of outstanding common stock through August 20, 2010. As of March 31, 2010, the Company has not repurchased any shares under the new authorization. The Company paid a cash dividend of $2.025 per share on March 31, 2010. This represents the Company’s one-time, special cash dividend of $2.00 per share and the Company’s fourth consecutive quarterly dividend of $0.025 per share.
On April 30, 2010, the Company amended its existing credit agreement with its lender since the payment of the aforementioned special dividend would have resulted in a violation of a covenant in the credit agreement. The amendment extended the maturity date of the credit agreement from September 30, 2011 to September 30, 2013 and revised certain restrictive covenants.
Other
The Company recorded a pretax restructuring charge during the first quarter of 2010 of $5.0 million, or 9.7 percentage points of the expense ratio. The Company anticipates realizing pretax annual savings of approximately $4.5 million as a result of these actions.
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Conference Call Details
The Company will host a conference call on May 4, 2010 at 11:00 a.m. Eastern Time to discuss first quarter results. The call can be accessed live by dialing 877-407-0789 or by visiting the Company’s website at www.firstmercury.com.
Investors may access a replay by dialing 877-660-6853, entering account #3055 and conference code 349664, which will be available through May 11, 2010. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About First Mercury Financial Corporation
First Mercury Financial Corporation provides insurance products and services primarily to the specialty commercial insurance markets, focusing on niche and underserved segments where we believe that we have underwriting expertise and other competitive advantages. During the Company’s 36 years of underwriting risks, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled us to effectively underwrite such risks. Our risk-taking subsidiaries offer insurance products through our distribution subsidiaries: CoverX®, FM Emerald and AMC, which are recognized brands among insurance producers.
Non-GAAP Financial Measures
Operating net income and operating net income per share are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by First Mercury’s disclosure of these financial measures. Operating net income consists of net income adjusted to exclude the impact of net realized gains (losses) on investments, other-than-temporary impairment losses on investments, the change in fair value of derivative instruments, restructuring charges, and taxes related to these adjustments. Definitions of these items may not be comparable to the definitions used by other companies. Net income and net income per share are the GAAP financial measures that are most directly comparable to operating net income and operating net income per share.
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Safe Harbor Statement
This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: recent and future events and circumstances impacting financial, stock, and capital markets, and the responses to such events by governments and the financial communities; the impact of catastrophic events and the occurrence of significant severe weather conditions on our operating results; our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our estimates for accrued profit sharing commissions are based on loss ratio performance and could be reduced if the underlying loss ratios deteriorate; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; the increasingly competitive property and casualty marketplace; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; an economic downturn or other economic conditions adversely affecting our financial position; and the risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.
The Company uses the Investor Relations page of its website at www.firstmercury.com to make information available to its investors and the public.
Financial Tables Follow...
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First Mercury Financial Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,		%
	2010	2009	Change
	(Dollars in thousands, except share and per share data)
Operating Revenue
Net earned premiums	$51,673	$52,594	-1.8%
Commissions and fees	7,802	6,894	13.2%
Net investment income	8,669	6,434	34.7%
Net realized gains on investments	4,185	1,794	133.3%
Other-than-temporary impairment losses on investments:
Total losses	(947)	(37)	2459.5%
Portion of losses recognized in accumulated other comprehensive income	441	—	N/M

Net impairment losses recognized in earnings	(506)	(37)	1267.6%

Total Operating Revenues	71,823	67,679	6.1%

Operating Expenses
Losses and loss adjustment expenses, net	34,011	30,493	11.5%
Amortization of deferred acquisition expenses	13,143	13,329	-1.4%
Underwriting, agency and other expenses	11,161	9,223	21.0%
Amortization of intangible assets	516	575	-10.3%
Restructuring	5,018	—	N/M

Total Operating Expenses	63,849	53,620	19.1%

Operating Income	7,974	14,059	-43.3%
Interest Expense	1,386	1,416	-2.1%
Change in Fair Value of Derivative Instruments	—	(106)	N/M

Income Before Income Taxes	6,588	12,749	-48.3%
Income Taxes	1,376	4,068	-66.2%

Net Income	$5,212	$8,681	-40.0%

Net Income Per Share:
Basic	$0.30	$0.49

Diluted	$0.30	$0.48

Weighted Average Shares Outstanding:
Basic	17,105,376	17,775,560

Diluted	17,383,667	18,109,331

GAAP Underwriting Ratios:
Loss ratio	65.8%	58.0%	7.8	Pts.
Expense ratio	43.2%	30.4%	12.8	Pts.

Combined ratio	109.0%	88.4%	20.6	Pts.

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First Mercury Financial Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2010	2009
	(Dollars in thousands,
	except share and per share data)
ASSETS

Investments
Debt securities	$666,975	$648,522
Equity securities and other	38,707	38,752
Short-term	45,531	12,216

Total Investments	751,213	699,490
Cash and cash equivalents	15,467	14,275
Premiums and reinsurance balances receivable	52,603	78,544
Accrued investment income	6,241	6,248
Accrued profit sharing commissions	14,368	14,661
Reinsurance recoverable on paid and unpaid losses	183,364	172,711
Prepaid reinsurance premiums	57,999	57,374
Deferred acquisition costs	26,172	25,654
Intangible assets, net of accumulated amortization	36,588	37,104
Goodwill	25,483	25,483
Other assets	24,256	26,049

Total Assets	$1,193,754	$1,157,593

LIABILITIES AND STOCKHOLDERS’ EQUITY

Loss and loss adjustment expense reserves	$511,828	$488,444
Unearned premium reserves	147,922	146,773
Long-term debt	67,013	67,013
Line of credit	30,000	4,000
Funds held under reinsurance treaties	74,148	71,661
Premiums payable to insurance companies	28,426	31,167
Reinsurance payable on paid losses	1,661	958
Deferred federal income taxes	14,194	13,844
Accounts payable, accrued expenses, and other liabilities	28,827	17,649

Total Liabilities	904,019	841,509

Stockholders’ Equity
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 17,635,206 and 17,181,106 shares	176	172
Paid-in-capital	156,050	154,417
Accumulated other comprehensive income	18,769	16,256
Retained earnings	116,588	147,087
Treasury stock; 130,600 and 130,600 shares	(1,848)	(1,848)

Total Stockholders’ Equity	289,735	316,084

Total Liabilities and Stockholders’ Equity	$1,193,754	$1,157,593

Book Value Per Share (1)	$16.43	$18.40

Tangible Book Value Per Share (1)	$13.61	$15.49

(1)	Reflects $2.00 per share special dividend paid on March 31, 2010.
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First Mercury Financial Corporation
Summary Financial Data

	Three Months Ended
	March 31,
	2010	2009
	(Dollars in thousands,
	except per share data)
Gross Written Premiums:
Primary general liability	$49,297	$50,746
Excess/Umbrella casualty	11,167	8,646
Professional liability	10,248	8,333
Commercial property	6,611	7,570
Other	6,411	2,583

Gross written premiums	$83,734	$77,878

Net Written Premiums:
Primary general liability	$34,425	$34,338
Excess/Umbrella casualty	1,819	1,008
Professional liability	6,087	6,420
Commercial property	3,841	5,476
Other	6,411	2,583

Net written premiums	$52,583	$49,825

Commissions and Fees:
Insurance underwriting commissions and fees	$1,469	$1,357
Insurance services commissions and fees	6,333	5,537

Total commissions and fees	$7,802	$6,894

Cash and Cash Equivalents:
Net cash provided by operating activities	$49,121	$25,697
Net cash used in investing activities	(43,320)	(42,944)
Net cash used in financing activities	(4,609)	—

Net increase (decrease) in cash and cash equivalents	$1,192	$(17,247)

Return on Equity: (1)
Net income	6.9%	13.0%
Operating net income	7.9%	11.1%

Operating Net Income: (3)
Net income	$5,212	$8,681
Adjust for Net realized gains on investments, net of tax	(2,720)	(1,167)
Adjust for Other-than-temporary impairment losses on investments, net of tax	329	25
Adjust for Change in fair value of derivative instruments, net of tax	—	(69)
Adjust for Restructuring, net of tax	3,262	—

Operating net income	$6,083	$7,470

Operating Net Income Per Share: (3)
Diluted	$0.35	$0.41

	March 31,	December 31,
	2010	2009
Tangible Stockholders’ Equity: (2)
Total stockholders’ equity	$289,735	$316,084
Intangible assets, net	(36,588)	(37,104)
Deferred tax liability — intangible assets, net	12,432	12,613
Goodwill	(25,483)	(25,483)

Tangible stockholders’ equity	$240,096	$266,110

(1)	Return on equity represents net income and operating net income expressed on an annualized basis as a percentage of average stockholders’ equity.

(2)
Tangible stockholders’ equity is total stockholders’ equity excluding the value of intangible assets, net of accumulated amortization, goodwill, and the deferred tax liability related to intangible assets.

(3)	See discussion of use of non-GAAP financial measures above
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